Exhibit 99.1

Ignyta Appoints Igor Bilinsky as General Manager, Immuno-Oncology and

Senior Vice President, Special Operations

September 17, 2015 07:00 AM Eastern Time

SAN DIEGO—(BUSINESS WIRE)—Ignyta, Inc. (Nasdaq: RXDX), a precision oncology biotechnology company, announced today that Igor Bilinsky, Ph.D., has been appointed to the newly-created role of General Manager, Immuno-Oncology and Senior Vice President, Special Operations.

“As our team has continued to integrate the development programs we acquired from Teva in March of this year, we have become increasingly excited about the potential role of RXDX-106 in immuno-oncology, given its profile as a potent inhibitor of Tyro-3, Axl and MER, or TAM,” said Jonathan Lim, M.D., Chairman and CEO of Ignyta. “As a result, we have decided to establish a division within Ignyta focused on pursuing immuno-oncology programs that will complement our pipeline as we seek to develop novel single agent and combination therapies for the benefit of cancer patients. Igor’s broad experience in strategic, operational, and entrepreneurial management in biopharmaceutical companies, including immunology experience relevant to this new role, will be valuable to us as we expand our capabilities in this important field.”

Prior to joining Ignyta, Dr. Bilinsky was Senior Vice President, Corporate Development at Vical Incorporated, a position he held since 2010. Dr. Bilinsky was previously Vice President, Business Development and Special Operations at Halozyme Therapeutics from 2008 to 2010, after joining Halozyme in 2007 as Executive Director, Corporate Development and Special Operations. From 2005 to 2007, Dr. Bilinsky was Chief Executive Officer of Androclus Therapeutics, a privately held biotechnology company developing novel therapeutics for autoimmune and inflammatory diseases. He joined Androclus in 2004 as Chief Operating Officer. From 1999 to 2004, Dr. Bilinsky served in positions of increasing responsibility as a management consultant, project leader and ultimately as principal in the healthcare practice of the Boston Consulting Group, where he advised companies in the biotechnology, pharmaceutical and life science industries on business strategy, operational performance and mergers and acquisitions. Prior to joining the Boston Consulting Group, Dr. Bilinsky worked in research positions at Symyx Technologies and the Massachusetts Institute of Technology (MIT) Lincoln Laboratory. Dr. Bilinsky received his B.S. degree in physics from the Moscow Institute of Physics and Technology and his Ph.D. degree in physics from MIT.

On September 17, 2015, Dr. Bilinsky will receive an inducement stock option award under Ignyta’s 2015 Employment Inducement Equity Incentive Award Plan, which was adopted July 17, 2015 and provides for the granting of equity awards to new employees of Ignyta. The inducement award to Dr. Bilinsky consists of an option to purchase an aggregate of 200,000 shares of Ignyta common stock. In addition, on September 15, 2015, Ignyta issued inducement awards to four other, non-executive employees under the 2015 Employment Inducement Equity Incentive Award Plan, consisting of options to purchase an aggregate of 130,500 shares of Ignyta common stock. Each of the options has a ten-year term and an exercise price equal to the closing price per share of Ignyta’s common stock on the Nasdaq Capital Market on the date of grant. The options vest over a four-year period, with 25% of the options vesting on the first anniversary of the date of hire and the remainder vesting in equal monthly installments over the three years thereafter. The awards were approved by the compensation committee of Ignyta’s board of directors and were granted as an inducement material to the optionees entering into employment with Ignyta in accordance with Nasdaq Marketplace Rule 5635(c)(4).

About Ignyta, Inc.

Ignyta, Inc., located in San Diego, California, is a precision oncology biotechnology company pursuing an integrated therapeutic (Rx) and companion diagnostic (Dx) strategy for treating cancer patients. The company’s goal with this Rx/Dx approach is to discover, develop and commercialize new drugs that target activated cancer genes and pathways for the customized treatment of cancer, as well as novel chemotherapeutics that can potentially provide additional benefit to cancer patients. It aims to achieve this goal by pairing its product candidates with biomarker-based companion diagnostics that are designed to identify, at the molecular level, the patients who are most likely to benefit from the precisely targeted drugs the company develops. For more information, please visit: www.ignyta.com.

Forward-Looking Statements

This press release contains forward-looking statements about Ignyta as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to the potential for Ignyta to provide new treatment options, including immuno-oncology programs, for patients with its proprietary drug development programs. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the potential for results of current or future clinical trials of entrectinib or other product candidates to differ from preliminary or expected results; the inherent uncertainties associated with developing new products or technologies and operating as a development stage company; Ignyta’s ability to develop, complete preclinical studies and clinical trials for, obtain approvals for and commercialize any of its product candidates; changes in Ignyta’s plans to develop and commercialize its product candidates; the potential for the company to fail to maintain the CLIA registration of its diagnostic laboratory or to fail to achieve full CLIA accreditation of such laboratory; Ignyta’s ability to raise any additional funding it will need to continue to pursue its business and product development plans; regulatory developments in the United States and foreign countries; Ignyta’s ability to obtain and maintain intellectual property protection for its product candidates; the risk that orphan drug exclusivity may not be maintained or may not effectively protect a product from competition; the loss of key scientific or management personnel; competition in the industry in which Ignyta operates; and market conditions. These forward-looking statements are made as of the date of this press release, and Ignyta assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents the company files with the SEC available at www.sec.gov, including without limitation Ignyta’s Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent Quarterly Reports on Form 10-Q.

Contacts

Ignyta, Inc.

Jacob Chacko, M.D.

CFO

858-255-5959

jc@ignyta.com

3